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                           October 24, 2022

       Michael Carotenuto
       Chief Financial Officer
       Cambridge Bancorp
       1336 Massachusetts Avenue
       Cambridge, Massachusetts 02138

                                                        Re: Cambridge Bancorp
                                                            Registration
Statement on Form S-3
                                                            Filed on October
18, 2022
                                                            File No. 333-267930

       Dear Michael Carotenuto:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Christopher Wall at 202-551-4162 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance